Exhibit (b)(1)

EXECUTION VERSION

BRIDGE LOAN AGREEMENT

BETWEEN

SANTANDER BANK, N.A.,

as Lender

AND

MF MERGER SUB CORP.,

as Borrower

Dated:

December 13, 2014

i

Table of Contents

(continued)

Table of Contents

(continued)

EXHIBITS

EXHIBIT A	[Reserved]
EXHIBIT B	Form of Acquirer Subordinated Note
EXHIBIT C	[Reserved]
EXHIBIT D	Form of Guaranty and Cash Pledge Agreement
EXHIBIT E-1	Form of Notice of Borrowing
EXHIBIT E-2	Form of Notice of Conversion
EXHIBIT F	Form of Note
EXHIBIT G	Disclosures
EXHIBIT H	Form of Borrower Pledge Agreement
EXHIBIT I	Form of Deposit Account Control Agreement
EXHIBIT J-1	Form of NY Legal Opinion
EXHIBIT J-2	Form of MA Legal Opinion
EXHIBIT K	Form of Responsible Officer’s Certificate

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT is made as of December 13, 2014, by and between MF MERGER SUB CORP., a Massachusetts corporation having its chief executive office at 1345 Avenue of the Americas, Floor 46, New York, New York 10105 (“Merger Sub” or the “Borrower”), and SANTANDER BANK, N.A., having an office at 75 State Street, Boston, Massachusetts 02109 (the “Lender”).

WHEREAS, MicroFinancial Incorporated, a Massachusetts corporation (“MicroFinancial”) has entered into an Agreement and Plan of Merger dated as of the date hereof (including all annexes, exhibits and schedules thereto, in each case, as amended, supplemented or otherwise modified from time to time not in violation of this Agreement, the “Merger Agreement”) with MF Parent LP (the “Acquirer”), a Delaware partnership Controlled (as defined below) by the Sponsor Group (as defined below) and the Borrower, pursuant to which the Acquirer (through the Borrower) will acquire MicroFinancial (the “Acquisition”) by way of (i) the Tender Offer (as defined below) and (ii) the Merger (as defined below);

WHEREAS, the Borrower has requested that the Lender make available for the purposes specified in this Agreement, and subject to the conditions contained herein, a bridge loan facility in an aggregate principal amount of up to $43,000,000 in order to consummate the Acquisition; and

WHEREAS, the Lender is willing to make available to the Borrower such bridge loan facility upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I

DEFINITIONS

1.1          Definitions.

All capitalized terms used in this Agreement, in the Note, in the other Loan Documents or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

Acquirer. See Recitals.

Acquirer Investment.  Collectively, investments by the Acquirer in the Borrower consisting of (a) common equity investments in an aggregate amount of not less than $38,600,000 and (b) subordinated loans pursuant to the Acquirer Subordinated Note in an aggregate amount of not less than an amount equal to (x) $109,000,000 less (y) the aggregate amount of common equity investments made under clause (a).

Acquirer Subordinated Note.  A Class A Subordinated Note in substantially the form attached hereto at Exhibit B.

Acquisition. See Recitals.

Acquisition Documents. Collectively the Merger Agreement, the Offer Documents (as defined in the Merger Agreement).

Affected Loans.  See Section 2.10(a).

Affiliate.  With reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding five percent (5%) or more of any class of the Capital Stock of that Person and (iv) any other Person five percent (5%) or more of any class of whose Capital Stock is held directly or indirectly by that Person.

Agreement.  This Bridge Loan Agreement, including the Exhibits hereto.

Applicable Margin. As of any date of determination and with respect to the Loans, the applicable margin set forth in the following table that corresponds to the period from and after the Initial Closing Date during which any Loan remains outstanding:

		Applicable Margin
Level	Period	Base Rate Loans	LIBOR Loans

I	Initial Closing Date to 59 days after Initial Closing Date	0.25%	1.25%

II	From 60 days after Initial Closing Date to 89 days after Initial Closing Date	0.50%	1.50%

III	From 90 days after Initial Closing Date to 119 days after Initial Closing Date	0.75%	1.75%

IV	From 120 days after Initial Closing Date to 149 days after Initial Closing Date	1.00%	2.00%

V	150 days after Initial Closing Date and thereafter	1.25%	2.25%

Base Rate.  For any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) except during any period of time during which a notice delivered to Borrower under Section 2.11 shall be in effect, a reference rate equal to the LIBOR Rate for Base Rate Loans that would be calculated as of such day (or if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed LIBOR Rate Loan with a one (1) month Interest Period plus one percent (1%) and (c) the Federal Funds Effective Rate in effect on such day plus one half percent (0.50%).  If for any reason the Lender shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Lender to be able to determine such rate accurately, the Base Rate shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, LIBOR Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

Base Rate Loan.  Any Loan bearing interest determined with reference to the Base Rate.

Borrower.  See Preamble.

Borrower Pledge Agreement.  That certain pledge agreement in substantially the form attached hereto as Exhibit H, made by the Borrower in favor of the Lender.

Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or day on which banks in Boston, Massachusetts or New York, New York are authorized or required by law to close; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market and banks are open for business in London.

Capital Stock. As to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

Change of Control.  At any time, the Sponsor Group shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of the Borrower or, after the consummation of the Merger, MicroFinancial.

Code.  The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Collateral.  Collectively, the property, rights and interests of the Borrower and the Guarantor that are or are purported to be subject to the security interests and liens created by the Security Documents.

Commitment.  In relation to the Lender, $43,000,000, as such amount may be modified pursuant hereto and in effect from time to time.

Control. The possession, directly or indirectly, of the power (a) to vote 35% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms Controlling” and “Controlled” have meanings correlative thereto.

Debtor Relief Law.  The United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

Default.  An Event of Default or any event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

Deposit Account Control Agreement.  A deposit account control agreement among the Guarantor, the Lender and Bank of America, N.A. in substantially the form attached hereto as Exhibit I.

Encumbrances.  Any interest granted by a Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person that secures payment or performance of any obligation, including, without limitation, any mortgage, pledge, security interest, lien, retained security title of a conditional vendor or other charge or encumbrance of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Event of Default.  Any event described in Section 8.1.

Executive Order.  See Section 4.15(c).

FCPA. See Section 4.15(b).

Federal Funds Effective Rate.  For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three (3) Federal funds brokers of recognized standing selected by the Lender.

GAAP.  Generally accepted accounting principles, consistently applied.

Governmental Authority.  The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantees.  As applied to any Person (as used in this definition, the “guarantor”), all guarantees, endorsements and other contingent or surety obligations with respect to Indebtedness or other obligations of any other Person (as used in this definition, the “primary obligor”), whether or not reflected on the consolidated balance sheet of the guarantor, including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation.

Guarantor.  MF Guarantor LLC.

Guaranty and Cash Pledge Agreement. The guaranty and cash pledge agreement substantially in the form of Exhibit D.

Indebtedness.  As applied to any Person, without duplication, (i) all obligations for borrowed money and other extensions of credit, whether secured or unsecured, absolute or contingent, and whether or not evidenced by bonds, notes, debentures or other similar instruments, (ii) all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (iii) all obligations secured by any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capitalized leases that is required to be capitalized on the consolidated balance sheet of the such Person, (v) all Guarantees, (vi) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of or on behalf of any of such Person, (vii) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by such Person, and (viii) all other obligations which, in accordance with GAAP, would be included as a liability on the consolidated balance sheet of such Person, but excluding anything in the nature of capital stock, capital surplus and retained earnings.

Initial Closing Date.  The first date on which the conditions set forth in Sections 3.1 and 3.3 have been satisfied and the Initial Loan is to be made hereunder.

Initial Loan. The Loan made or to be made on the Initial Closing Date in the principal amount specified therefor in the Notice of Borrowing in respect thereof (subject to the limitations set forth in Section 2.1).

Interest Period.  With respect to each LIBOR Loan, the period commencing on the date of the making or continuation or conversion of such LIBOR Loan and ending one (1), two (2) or three (3) or months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion; provided that:

(i)  any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

(iii)  no Interest Period shall end after the Maturity Date; and

(iv)  notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a Loan would be for a shorter period, such Interest Period shall not be available hereunder.

Investment.  As applied to the Borrower and its Subsidiaries, the purchase, acquisition or ownership of any Capital Stock or evidence of indebtedness of any other Person (including any Subsidiary); any loan, advance or extension of credit to, or contribution to the capital of, any other Person (including any Subsidiary); any real estate held for sale or investment; any securities or commodities futures contracts held; any other investment in any other Person (including any other Borrower or any Subsidiary); and the making of any commitment or the acquisition of any option to make an Investment, to the extent paid for in cash.

Lender.  See Recitals.

LIBOR Loan.  Any Loan bearing interest at a rate determined with reference to the LIBOR Rate.

LIBOR Rate.  With respect to any LIBOR Loan for any Interest Period, the rate per annum, expressed as a percentage, as determined by the Lender on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period, which appears on the Reuters page LIBOR01 as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Reuters System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period as selected by the Lender.  The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two (2) such quotations are provided, the LIBOR Rate for that date will be the arithmetic mean of the quotations.  If fewer than two (2) such quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Business Days preceding the first day of such Interest Period.

LIBOR Reserve Percentage.  For any Interest Period, the aggregate of the maximum reserve percentages (including all basic, marginal, special, emergency and supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which the Lender is subject with respect to “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors).  The LIBOR Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

Loan Documents.  This Agreement, the Note, the Guarantee and the Security Documents, together with any written agreements, instruments or documents in favor of the Lender now or hereafter executed and delivered by a Loan Party pursuant to or in connection with any of the foregoing.

Loan Party.  Each of the Borrower and the Guarantor.

Loans.  The loans made by the Lender to the Borrower pursuant to Section II of this Agreement.

Material Adverse Effect.  Any of: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower individually or the Guarantor together with its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

Maturity Date.  The earlier of (i) the second Business Day after the consummation of the Merger and (ii) 180 days after the date hereof.

Merger. The merger of Borrower with and into MicroFinancial, with MicroFinancial surviving as a wholly-owned subsidiary of the Acquirer, all pursuant to the terms and conditions of the Merger Agreement.

Merger Agreement. See Recitals.

MNPI.  Material non-public information with respect to the Borrower, MicroFinancial, Acquirer, the Sponsor Group or the securities of any of the foregoing.

Note.  See Section 2.2.

Note Record.  Any internal record, including a computer record, maintained by the Lender with respect to any Loan.

Notice of Borrowing.  A notice, substantially in the form of Exhibit E-1 hereto, contemplated by Section 2.3.

Notice of Conversion.  A notice, substantially in the form of Exhibit E-2 hereto, contemplated by Section 2.3.

Obligations.  The aggregate outstanding principal balance of and interest (and premium, if any) on the Loans (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations of the Borrower to the Lender of every kind and description pursuant to or in connection with the Loan Documents, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, in each case whether on account of principal, interest, premium, fees, indemnities, costs, expenses or otherwise (including without limitation, with respect to ACH payments and all fees and disbursements of counsel that are required to be paid by the Borrower pursuant to any of the Loan Documents), and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

OFAC.  See Section 4.15(c).

Patriot Act.  The federal Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

Permitted Indebtedness.  Indebtedness incurred, assumed or otherwise existing under or pursuant to (a) the Loan Documents (including, without limitation, the Obligations), (b) the Acquisition Documents, (c) the Revolving Facility Documents or (d) the Acquirer Subordinated Note, (e) the Securities Account Control Agreement.

Person.  Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.

Prime Rate.  The rate per annum, expressed as a percentage, from time to time established by the Lender and made available by the Lender at its main office or, in the discretion of the Lender, the base, reference or other rate then designated by the Lender for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.  Any change in such rate shall be effective from and including the effective date of such change.

Responsible Officer.  The chief financial officer of MicroFinancial or the Borrower, as the case may be, and, in the case of the Borrower, any other officer of the Borrower designated by the chief financial officer of the Borrower to sign Notices of Borrowing.

Restricted Payment.  Any dividend, distribution, payment of Indebtedness, loan, advance, guaranty, extension of credit or other payment (whether in cash, securities or other property) to or for the benefit of any Person or an Affiliate of a Person who, directly or indirectly, holds any Capital Stock in the Borrower or any of its Subsidiaries, whether or not such interest is evidenced by a security, and any other payment, whether in cash, securities or other property, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding.

Revolving Facility Documents.  Collectively, (a) the credit agreement dated on or about the date hereof, by and among TimePayment Corp., MF2 Holdings LLC, the lenders from time to time party thereto and Santander Bank, N.A., as agent for such lenders, (b) each Guarantee therefor and (c) each other Loan Document (as defined therein) entered into or delivered in connection therewith.

Securities Account Control Agreement.  A securities account control agreement among the Borrower, the Lender, Santander Bank, N.A., as agent under the Revolving Facility Documents, and American Stock Transfer & Trust Company, LLC (or any successor intermediary) in form and substance reasonably satisfactory to the Lender.

Security Documents.  The Deposit Account Control Agreement, the Guaranty and Cash Pledge Agreement and the Borrower Pledge Agreement, each in favor of the Lender to secure Obligations and any additional documents evidencing or perfecting the Lender’s lien on the Collateral that shall have been executed, delivered or authorized by a Loan Party.

Sponsor Group. Fortress Investment Group LLC and any investment funds managed or controlled by Fortress Investment Group LLC or any of its Controlled Affiliates.

Subsequent Closing Date.  The first date on which the conditions set forth in Sections 3.2 and 3.3 have been satisfied and the Subsequent Loans are to be made hereunder.

Subsequent Loan.  The Loan made or to be made on the Subsequent Closing Date in the principal amount specified therefor in the Notice of Borrowing in respect thereof (subject to the limitations set forth in Section 2.1).

Subsidiary.  With respect to any Person, any corporation, association, joint stock company, business trust, partnership, limited liability company or other similar organization of which fifty percent (50%) or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by such Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by such Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which such Person has a fifty percent (50%) or greater ownership interest.

Tender Offer. The tender offer by the Borrower to purchase all of MicroFinancial’s common stock, par value $0.01 per share, at a price per share of $10.20 (or any greater amount per share paid pursuant to such tender offer) in cash, net to the holders of such common stock, without interest, subject to any tax withholding, pursuant to the Merger Agreement and subject to the terms and conditions set forth therein.

Tender Offer Closing.  The occurrence of (i) the satisfaction or waiver by the Borrower or the Acquirer of the Offer Conditions (as defined in the Merger Agreement) and (ii) the contemporaneous acceptance for payment by the Borrower of all shares of MicroFinancial’s common stock validly tendered and not validly withdrawn pursuant to the Tender Offer.

Termination Date.  The date on which all of the Obligations (other than any contingent obligations to the extent no claim giving rise thereto has been asserted in writing) shall have been paid in full and the Commitment shall have been cancelled or otherwise reduced to zero.

Total Outstandings.  At any time, the aggregate outstanding principal balance of the Loans at the time.

Type.  A LIBOR Loan or a Base Rate Loan.

UCC.  The Uniform Commercial Code as enacted in the State of New York.

1.2          Rules of Interpretation.

(a)           All terms of an accounting or financial character used herein but not defined herein shall have the meanings assigned thereto by GAAP, as in effect from time to time.

(b)           Except as otherwise specifically provided herein, reference to any document or agreement shall include such document or agreement as amended, supplemented or otherwise modified and in effect from time to time in accordance with its terms and the terms of this Agreement.

(c)           The singular includes the plural and the plural includes the singular.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           The words “include”, “includes” and “including” are not limiting.

(f)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(g)           All terms not specifically defined herein or by GAAP that are defined in the UCC, shall have the meanings assigned to them in the UCC.

SECTION II

DESCRIPTION OF CREDIT

2.1          The Loans.

(a)           Subject to the terms and conditions set forth herein, the Lender agrees to make (i) the Initial Loan to the Borrower on the Initial Closing Date, the proceeds of which shall be used solely to purchase shares of common stock of MicroFinancial tendered pursuant to the Tender Offer and to pay fees, costs and expenses in connection with the Acquisition and this Agreement (including, without limitation, accrued interest hereunder) and (ii) the Subsequent Loan at any time after the Initial Closing Date until and including the Maturity Date to provide funding for additional consideration, fees, costs and expenses that are then payable or are reasonably expected to be payable in connection with (x) the purchase of any shares of common stock of MicroFinancial tendered during any subsequent offering period as part of the Tender Offer (if applicable), (y) the consummation of the Merger or (z) this Agreement (including, without limitation, accrued interest hereunder); provided that Total Outstandings (after giving effect to all requested Loans) shall not at any time exceed the Commitment.  All Loans shall be denominated in U.S. dollars.  Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.

(b)           The Commitment shall automatically terminate at 5:00 p.m. Boston time on the Maturity Date.

(c)           The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ (or such shorter period as the Lender may agree in its sole discretion) prior written notice to the Lender to reduce by $5,000,000, and in integral multiples of $1,000,000 if in excess thereof, the Commitment or to terminate entirely the Lender’s Commitment to make Loans hereunder, whereupon the Commitment of the Lender shall be reduced by the amount specified in such notice or shall, as the case may be, be terminated entirely; provided that, for the avoidance of doubt, any such written notice may be revoked by the Borrower prior to the effectiveness of the requested reduction or termination on the date specified therein.

2.2          The Note.  The Initial Loan and the Subsequent Loan shall, if so requested by the Lender, be evidenced by a promissory note in substantially the form of Exhibit F hereto, dated as of the Initial Closing Date (the “Note”).  The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Initial Closing Date or Subsequent Closing Date or at the time of receipt of any payment of principal on the Notes, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Loan or the receipt of such payment.  The outstanding amount of the Loans set forth on the Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.3          Notice and Manner of Borrowing of Loans.

(a)           The Borrower may obtain or continue a Loan hereunder by giving the Lender a telephonic notice promptly confirmed by a written Notice of Borrowing, which telephonic notice shall be irrevocable and which must be received no later than 2:00 p.m. Boston time (i) on the day on which the requested Loan is to be made as a Base Rate Loan, and (ii) three (3) Business Days before the day on which the requested Loan is to be made as a LIBOR Loan.  Such Notice of Borrowing shall specify the effective date and amount of the Loan requested to be made, subject to the limitations set forth in Section 2.1, (ii) the interest rate option requested to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term “Interest Period”).  If such Notice fails to specify the interest rate option to be applicable to the requested Loan, then the Borrower shall be deemed to have requested a Base Rate Loan.  If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Lender, the records of the Lender shall control absent manifest error.

(b)           Subject to the satisfaction (or waiver by the Lender) of the conditions set forth in Sections 3.3, the Borrower may continue a Loan hereunder or convert an outstanding Loan into a Loan of another Type by giving the Lender a telephonic notice promptly confirmed by a written Notice of Conversion, which telephonic notice shall be irrevocable and which must be received no later than 2:00 p.m. Boston time (i) on the day on which the requested Loan is to be converted into a Base Rate Loan, and (ii) three (3) Business Days before the day on which the requested Loan is to be made or continued as or converted into a LIBOR Loan.  Such Notice of Conversion shall specify the effective date and amount of the Loan or portion thereof requested to be converted or continued, subject to the limitations set forth in Section 2.1, (ii) the interest rate option requested to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term “Interest Period”).  If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Lender, the records of the Lender shall control absent manifest error.

(c)           Subject to the provisions of the definition of the term “Interest Period” herein, the duration of each Interest Period for a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Notice of Conversion.  If no Interest Period is specified in a Notice of Borrowing or Notice of Conversion with respect to a requested LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.  If the Lender receives a Notice of Borrowing after the time specified in subsection (a) above, such Notice of Borrowing shall not be effective unless accepted by the Lender in its sole discretion.  If the Lender does not receive an effective Notice of Conversion with respect to an outstanding LIBOR Loan, or if, when such Notice of Conversion must be given prior to the end of the Interest Period applicable to such outstanding Loan, the Borrower shall have failed to satisfy any of the conditions hereof, the Borrower shall be deemed to have elected to convert such outstanding Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

(d)           Notwithstanding anything to the contrary contained in this Section II, if a Default shall have occurred and be continuing, the Lender shall have no obligation to make or continue any LIBOR Loans to the Borrower.

2.4          Interest Rates and Payments of Interest.

(a)           Each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Base Rate or in the Applicable Margin.  Such interest shall be payable monthly in arrears on the first Business Day of each month.

(b)           Each Loan which is a LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the LIBOR Rate or in the Applicable Margin.  Such interest shall be payable monthly in arrears on the first Business Day of each month.

(c)           If a Default shall occur, then at the option of the Lender the unpaid balance of Loans shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to a margin of three percent (3.00%) per annum above the interest rate applicable to each such Loan in effect on the day such Default occurs, until such Default is cured or waived.

(d)           For the purpose of computing interest on the Loans, any items requiring clearance of payment shall not be considered to have been credited against any Loans hereunder until two (2) Business Days after receipt by the Lender of such items.

(e)           So long as the Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (or any other banking authority, domestic or foreign, to which the Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors), the Borrower shall pay to the Lender additional interest on the unpaid principal amount of each LIBOR Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) obtained by subtracting (i) the LIBOR Rate for the Interest Period for such LIBOR Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage of such Lender for such Interest Period.  Such additional interest shall be determined by the Lender and notified to the Borrower, and shall be payable on each date on which interest is payable on such LIBOR Loan.

(f)            All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law of the State of New

York in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest.  This provision shall control every other provision of all Loan Documents.

2.5          [Reserved.]

2.6          Payments and Prepayments of the Loans.

(a)           On the Maturity Date or the earlier termination of the entire Commitment pursuant to Section 2.1(c), the Borrower shall pay in full the unpaid principal of all Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto.

(b)           The Loans that are LIBOR Loans may be prepaid at any time, subject to the provisions of Section 2.8, upon three (3) Business Days’ notice.  Loans that are Base Rate Loans may be prepaid at any time, without premium or penalty.  Any such notice of prepayment shall be irrevocable.

2.7          Method and Allocation of Payments.

(a)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in lawful money of the United States of America in immediately available funds, and shall be deemed to have been made only when made in compliance with this Section 2.7(a).  All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender such additional amount in U.S. dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Lender for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.  The Lender may, and the Borrower hereby authorizes the Lender to, debit the amount of any payment not made by such time to the demand deposit accounts of the Borrower with the Lender.

(b)           All payments of principal of and interest in respect of Loans, and any other amounts due hereunder shall be made to the Lender, at the Lender’s head office or at such other location as the Lender may from time to time designate, in each case in immediately available funds.

(c)           If the Obligations shall have been declared immediately due and payable pursuant to Section 8.2, all funds received from or on behalf of the Borrower (including as proceeds of Collateral) by the Lender in respect of Obligations, shall be applied by the Lender in the following manner and order:  (i) first, to reimburse the Lender for any amounts payable pursuant to Sections 11.2 and 11.3 hereof; (ii) second, to the payment of interest due on the Loans; (iii) third, to the payment of any fees payable hereunder or any other Loan Documents and; (iv) fourth, to the payment of the outstanding principal balance of the Loans; (v) fifth, to the payment of any other Obligations payable by the Borrower; and (vi) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

2.8          LIBOR Indemnity.  If the Borrower for any reason (including, without limitation, pursuant to Sections 2.6, 2.10, 2.11 and 8.2 hereof) makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Notice of Conversion thereof pursuant to Section 2.3, or fails to prepay a LIBOR Loan after having given notice thereof, the Borrower shall pay to the Lender a “yield maintenance fee” in an amount computed as follows:  the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the expiration of the Interest Period of the Loan as to which the prepayment is made, shall be subtracted from the interest rate applicable (pursuant to Section 2.4(b)) to each LIBOR Loan in effect at the time of prepayment.  If the result is zero (0) or a negative number, there shall be no yield maintenance fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period of the Loan as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the Interest Period of the Loan as to which prepayment is made.  The resulting amount shall be the yield maintenance fee due to the Lender upon the payment of a LIBOR Loan under the circumstances described in the first sentence of this Section 2.8.  The Borrower shall pay such amount upon presentation by the Lender of a statement setting forth the amount and the Lender’s calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.  If the Obligations are declared immediately due and payable pursuant to Section 8.2, then any amount provided for in this Section 2.8 shall be due and payable in the same manner as though the Borrower had made a prepayment of the LIBOR Loans. The Borrower recognizes that the Lender will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of prepayment of all or part of a LIBOR Loan and that the yield maintenance fee compensates the Lender for such costs and expenses. The Borrower acknowledges that the yield maintenance fee is bargained-for consideration and not a penalty.

2.9          Computation of Interest; Due Date.

(a)           Interest and all fees payable hereunder shall be computed daily on the basis of a year of three hundred sixty (360) days and paid for the actual number of days for which due.

(b)           If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time.  If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to the definition of the term “Interest Period”), and such extension shall be included in computing interest in connection with such payment.

2.10        Changed Circumstances; Illegality.

(a)           Notwithstanding any other provision of this Agreement, in the event that:

(i)         on any date on which the LIBOR Rate would otherwise be set the Lender shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

(ii)        at any time the Lender shall have determined in good faith (which determination shall be final and conclusive) that:

(A)              the making or continuation of or conversion of any Loan to any LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank LIBOR market or (2) compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law); or

(B)              the LIBOR Rate shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Lender shall forthwith so notify the Borrower thereof.  Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lender to allow selection by the Borrower of the Type of Loan affected by the contingencies described in this Section 2.10(a) (herein called “Affected Loans”) shall be suspended.  If, at the time the Lender so notifies the Borrower, the Borrower has previously given the Lender a Notice of Borrowing or Notice of Conversion with respect to one (1) or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

(b)           In the event of a determination of illegality pursuant to subsection (a)(ii)(A) above, the Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.8, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow a Loan of another Type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Notice of Conversion pursuant to Section 2.3 hereof.

2.11        Increased Costs.  In case any change made after the Initial Closing Date in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any Governmental Authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other Governmental Authority (whether or not having the force of law):

(i)    subjects the Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Lender imposed by the United States of America or any political subdivision thereof), or

(ii)   imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Lender (other than such requirements as are already included in the determination of the LIBOR Rate), or

(iii)  imposes upon the Lender any other condition with respect to its obligations or performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by the Lender or impose any expense upon the Lender with respect to any Loans or its obligations under this Agreement, the Lender shall notify the Borrower thereof.  The Borrower agrees to pay to the Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender’s calculation thereof and the assumptions upon which such calculation was based, which statement shall be deemed true and correct absent manifest error.

Notwithstanding anything to the contrary contained above, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an applicable change in law, regardless of the date enacted, adopted or issued.

2.12        Capital Requirements.  If after the date hereof the Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by the

Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Lender’s or such holding company’s capital as a consequence of the Lender’s Commitment to make Loans hereunder to a level below that which the Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Lender to be material, then the Lender shall notify the Borrower thereof.  The Borrower agrees to pay to the Lender the amount of such reduction of return on capital as and when such reduction is determined, payable within ninety (90) days after presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) unless within such ninety (90) day period the Borrower shall have prepaid in full all Obligations (other than contingent indemnification or reimbursement Obligations, to the extent no claim giving rise thereto has been asserted in writing) to the Lender, in which event no amount shall be payable to the Lender under this Section 2.12.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

2.13        Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the provisions of Sections 2.11 and 2.12 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to such Sections for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION III

CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Loan.  The obligation of the Lender to make the Initial Loan is subject to the satisfaction (or waiver by the Lender) of solely the following conditions precedent on or prior to the Initial Closing Date:

(a)           The Lender shall have received the following agreements, documents, certificates and opinions:

(i)         This Agreement, duly executed and delivered by the parties thereto;

(ii)        If requested by the Lender in writing no later than five Business Days prior to the Initial Closing Date, a Note for the Lender in accordance with Section 2.2, duly executed and delivered by the Borrower;

(iii)       The Deposit Account Control Agreement, duly executed and delivered by the Guarantor;

(iv)       The Guaranty and Cash Pledge Agreement, duly executed and delivered by the Guarantor;

(v)        The Borrower Pledge Agreement, duly executed and delivered by the Borrower;

(vi)       [Reserved];

(vii)      An opinion addressed to the Lender from Milbank, Tweed, Hadley & McCloy LLP, substantially in the form of Exhibit J-1, and an opinion addressed to the Lender from Foley Hoag LLP, substantially in the form of Exhibit J-2, each as counsel to the Borrower and Guarantor;

(viii)     A customary certificate of the Secretary or an Assistant Secretary of each of the Borrower and the Guarantor with respect to resolutions of the board of directors or equivalent governing body of such Loan Party authorizing the execution and delivery of the Loan Documents to which such Loan Party is a party and identifying the officer(s) authorized to execute, deliver and take all other actions required by the Loan Documents to which such Person is a party, and providing specimen signatures of such officers;

(ix)       The Articles of Organization of the Borrower and Certificate of Formation of the Guarantor and all amendments and supplements thereto, as filed in the office of the Secretary of State (or equivalent) of such Person’s jurisdiction of incorporation, certified by said Secretary of State (or equivalent);

(x)        The bylaws of the Borrower and the operating agreement of the Guarantor and, in each case, all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of such Person as being a true and correct copy thereof;

(xi)       A certificate of the Secretary of State (or equivalent) of the Borrower’s and the Guarantor’s respective jurisdiction of incorporation as to legal existence and good standing of such Person in such state;

(xii)      A certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit K as to the solvency of the Borrower and its Subsidiaries on a consolidated basis and the satisfaction of the applicable conditions contained in this Section 3.1 (including as to the accuracy of representations and warranties as provided in Section 3.1(e)) and Section 3.3;

(xiii)     A Notice of Borrowing with respect to the Initial Loan, together with written evidence that the amount of funds in the account subject to the Deposit Account Control Agreement is not less than 101% of the principal amount of the Loan requested in such Notice of Borrowing; and

(xiv)    A Form U-1 signed by the Borrower.

(b)           The Lender shall have received a certificate of a Responsible Officer of the Borrower and MicroFinancial confirming that the Tender Offer Closing shall have occurred (or substantially contemporaneously with the funding of the Initial Loan will occur).

(c)           The Acquirer Investment shall have been made and the Borrower shall have used (or substantially contemporaneously with the funding of the Initial Loan and the application of the proceeds thereof will use) the entire amount of the proceeds thereof, together with the proceeds of the Initial Loan to the extent the Acquirer Investment is insufficient, to purchase shares of common stock of MicroFinancial tendered pursuant to the Tender Offer and to make any other payments permitted by Section 5.6;

(d)           At any time on or after the date of this Agreement and prior to the time of acceptance for payment of any shares of common stock of MicroFinancial tendered pursuant to the Tender Offer, no Seller Material Adverse Effect (as defined in the Merger Agreement) shall have occurred.

(e)           Each of the representations and warranties made by or with respect to the Loan Parties (A) in the Acquisition Documents as are material to the interests of the Lender (but only to the extent that the Acquirer or Merger Sub has the right to terminate the Merger Agreement or decline to close the Tender Offer as a result of the breach of such representations and warranties) and (B) in this Agreement under Sections 4.1(a)(i), 4.2(a), 4.3 (provided that the second sentence shall only apply to Collateral required to be perfected on the Initial Closing Date pursuant to Section 3.1(f) below), 4.7, 4.12 and 4.15, shall be true and correct in all material respects.

(f)            All necessary documents and instruments required to perfect the Lender’s liens on the Collateral created under the Security Documents shall have been delivered and be in form for filing (if applicable), in each case as contemplated by the Security Documents, it being acknowledged and agreed that the Borrower has authorized the Lender to file prior to the Initial Closing Date UCC-1 financing statements and UCC-3 financing statement amendments with respect to liens on the Collateral as contemplated by the Security Documents, and the Lender shall be entitled to file such financing statements on or before the Initial Closing Date; provided that to the extent a lien on any Collateral (other than assets with respect to which a lien may be perfected solely by the filing of a financing statement under the UCC) is not or cannot be provided or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, the provision or perfection of such lien shall not constitute a condition precedent to the availability of the Initial Loan on the Initial Closing Date, but shall be required to be provided or perfected within sixty (60) days after the Initial Closing Date.

(g)           All fees and expenses required to be paid hereunder on or prior to the Initial Closing Date, with respect to expenses to the extent documented and invoiced in reasonable detail at least two (2) Business Days prior to the Initial Closing Date, shall have been, or substantially concurrently with the funding of the Initial Loans hereunder will be, paid in full.

(h)           The Borrower and the Guarantor shall have furnished the Lender such documents and other information reasonably requested by the Lender in writing at least five (5) Business Days prior to the Initial Closing Date to comply with “know your customer” and anti-money-laundering regulations, including the Patriot Act.

3.2          Conditions Precedent to the Subsequent Loan.  The obligation of the Lender to make the Subsequent Loan is subject to the satisfaction (or waiver by the Lender) of solely the following conditions precedent on or prior to the Subsequent Closing Date:

(a)           The Lender shall have received a Notice of Borrowing with respect to the Subsequent Loan, together with written evidence that the amount of funds in the account subject to the Deposit Account Control Agreement is not less than 101% of the sum of (i) Total Outstandings at such time plus (ii) the principal amount of the Loan requested in such Notice of Borrowing.

(b)           Each of the representations and warranties made by or with respect to the Loan Parties in this Agreement under Sections 4.1(a)(i), 4.2(a), 4.7, 4.12 and 4.15, shall be true and correct in all material respects, and Borrower shall deliver to Lender a certificate of a Responsible Officer to such effect.

(c)           The Merger shall have been (or substantially contemporaneously with the funding of the Subsequent Loan and the application of the proceeds thereof will be) consummated in accordance with the terms of the Merger Agreement, which shall not have been amended in a manner materially adverse to the Lender without the consent of the Lender (not to be unreasonably withheld or delayed); provided that any decreases in the purchase price thereunder shall be deemed not to be material or adverse to the Lender so long as any such decrease is applied to reduce the Acquirer Investment and the amount of the Loans or Commitments pro rata, and any increase in the purchase price thereunder shall be deemed not to be material or adverse to the Lender to the extent any such increase is funded with an increase in the amount of the Acquirer Investment to the extent loans are not then available under the Revolving Facility Documents to fund such increase.

3.3          Conditions Precedent to all Loans.  The obligation of the Lender to make any Loan (except as provided below), to continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans is further subject to the following conditions:

(a)           solely in the case of any continuation of LIBOR Loans or conversion of Base Rate Loans to LIBOR Loans, timely receipt by the Lender of a Notice of Conversion with respect to such Loans;

(b)           the outstanding Loans do not and, after giving effect to any requested Loan will not, exceed the limitations set forth in Section 2.1;

(c)           Total Outstandings shall not exceed the sum of: (i) 50% of the value of the Collateral that is stock of MicroFinancial pledged pursuant to the Borrower Pledge Agreement, plus (ii) 100% of the amount of cash Collateral pledged to the Lender pursuant to the Guaranty and Cash Pledge Agreement;

(d)           solely in the case of any continuation of LIBOR Loans or conversion of Base Rate Loans to LIBOR Loans, the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of the relevant Notice of Conversion and on the effective date of the continuation or conversion of such Loans as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date);

(e)           solely in the case of any continuation of LIBOR Loans or conversion of Base Rate Loans to LIBOR Loans, no Default or Event of Default shall have occurred and be continuing at the time of, and immediately after (or as a result of) such requested continuation or conversion; and

(f)            with respect to the Initial Loan on the Initial Closing Date and the Subsequent Loan on the Subsequent Closing Date, no Event of Default under Section 8.1(f) or (g) shall have occurred and be continuing at the time of, or immediately after the making of (or as a result of), such requested Loan.

The making of each Loan shall be deemed to be a representation and warranty by the Borrower on the date of the making of such Loan as to the satisfaction of the applicable conditions set forth in this Section 3.3.

SECTION IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Lender that, except as set forth on Exhibit G attached hereto:

4.1          Organization; Qualification; Business.

(a)           The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2          Corporate Authority; No Conflicts.  The execution, delivery and performance of the Loan Documents to which the Borrower is party and the transactions contemplated hereby are within the corporate power and authority of the Borrower and have been authorized by all necessary corporate proceedings, and do not and will not (a) contravene any provision of the charter documents or by-laws of the Borrower or any law, rule or regulation applicable to the Borrower, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower, or (c)

result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower, except in favor of the Lender.

4.3          Valid Obligations.  The Loan Documents to which the Borrower is party and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.  The Security Documents have effectively created in favor of the Lender legal, valid and enforceable security interests in the Collateral and such security interests are (or, in the case of the Collateral covered thereby, upon execution by the other parties to the Deposit Account Control Agreement will be) fully perfected first priority security interests.

4.4          Consents or Approvals.  The execution, delivery and performance of the Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person, except under or as contemplated by the Security Documents.

4.5          Title to Properties; Absence of Encumbrances.  The Borrower has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, free from all Encumbrances other than any Encumbrances permitted by Section 7.3.

4.6          Indebtedness.  At the date hereof, the Borrower has no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, in each case except for Permitted Indebtedness.

4.7          Solvency.  The Borrower and its Subsidiaries, on a consolidated basis, have and, after giving effect to the Loans, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); the Borrower and its Subsidiaries, on a consolidated basis, have and will have access to adequate capital for the conduct of their business and the discharge of their debts incurred in connection therewith as such debts mature; the Borrower and its Subsidiaries, on a consolidated basis, were not insolvent immediately prior to the making of the Loans and immediately after giving effect thereto, the Borrower and its Subsidiaries, on a consolidated basis, will not be insolvent.

4.8          Defaults.  As of the date of this Agreement, no Default exists.

4.9          Taxes.  The Borrower has filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Borrower have been fully paid.  The Borrower has not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of tax liabilities.  The federal and state income tax returns of the Borrower have not been audited or otherwise examined by any federal or state taxing authority.  The Borrower has established on its books reserves adequate for the payment of all federal, state and other tax liabilities.

4.10        Litigation.  There is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Borrower’s officers, threatened, against MicroFinancial, the Borrower or any of their Subsidiaries that, if adversely determined, may reasonably be expected to result in a material judgment not fully covered by insurance, may reasonably be expected to result in a forfeiture of all or any substantial part of the property of MicroFinancial, the Borrower or any of their Subsidiaries, or may reasonably be expected to have a Material Adverse Effect.

4.11        Subsidiaries.  The Borrower has no Subsidiaries as of the Initial Closing Date (other than MicroFinancial to the extent MicroFinancial shall have become a Subsidiary of the Borrower pursuant to the Tender Offer).

4.12        Investment Company Act.  The Borrower is not subject to regulation under the Investment Company Act of 1940, as amended.

4.13        Compliance.  The Borrower has all necessary permits, approvals, authorizations, consents, variances, licenses, franchises, registrations and other rights and privileges to allow it to own and operate its business and properties without any violation of laws, regulations, authorizations and orders of public authorities.  The Borrower is duly authorized, qualified and licensed under, and in compliance with, all applicable laws, regulations, authorizations and orders of public authorities, except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a Material Adverse Effect.  The Borrower has performed all obligations required to be performed by it under, and is not in default under or in violation of, its Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for violations none of which, either individually or in the aggregate, would have any Material Adverse Effect.

4.14        Restrictions on the Borrower.  The Borrower is not party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, cause a Material Adverse Effect.

4.15        Patriot Act; FCPA; OFAC.

(a)           Each Loan Party is in compliance, in all material respects with (i) the Patriot Act and (ii) each of the foreign assets control regulations administered by the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended).

(b)           Each Loan Party is in compliance, in all material respects, with the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”) and any other applicable anti-bribery or anti-corruption law.  No part of the proceeds of the Loans will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(c)           No Loan Party, nor to the best knowledge of the Borrower, any director, officer, agent, employee or Affiliate thereof, is any of the following:

(i)         a Person that is listed in the annex to, or it otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii)        a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)       a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iv)       a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)        a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or is currently subject to any U.S. economic sanctions administered by OFAC;  or

(vi)       a Person who is on the “Financial Sanctions Consolidated List of Targets” administered and enforced by the governmental institutions and agencies of the United Kingdom and any other list or public designation made by any the United Nations Security Council, the European Union or other applicable Governmental Authority.

4.16        Disclosure.  No representation or warranty made by the Borrower in any Loan Document and no written factual information furnished to the Lender by or on behalf of or at the request of the Borrower in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein, taken as a whole not misleading in light of the circumstances in which they are made (after giving effect to all supplements and updates provided thereto).

SECTION V

AFFIRMATIVE COVENANTS

The Borrower covenants that until the Termination Date:

5.1          Financial Information.  The Borrower shall furnish to the Lender, from time to time, such financial data and information about the Borrower and its Subsidiaries as the Lender may reasonably request (provided that the Borrower shall not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation).

5.2          Conduct of Business; Compliance.  The Borrower shall:

(a)           duly observe and comply in all material respects with all material contracts and with all laws, regulations, decrees, orders, judgments and valid requirements of any governmental authorities applicable to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets, and shall maintain and keep in full force and effect and comply in all material respects with all licenses and permits necessary to the proper conduct of its business;

(b)           maintain its existence (other than pursuant to the Merger);

(c)           engage in no business activities other than to (i) enter into and to perform the Merger Agreement, the documentation evidencing the Acquirer Investment, the Loan Documents and any other Permitted Indebtedness, (ii) to acquire shares of common stock of MicroFinancial pursuant to the Tender Offer and the Merger and (iii) to conduct any actions or activities incidental to the foregoing; and

(d)           provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act and similar laws or regulations.

5.3          Taxes.  The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties on or prior to the time when they become due; except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Encumbrance shall have been filed to secure such tax, assessment or charge.

5.4          Maintenance of Books and Records.  The Borrower shall keep adequate books and records of account, in which true and complete entries will be made reflecting its business and financial transactions in accordance with GAAP and applicable law.

5.5          Use of Proceeds.

(a)           The Borrower will use the proceeds of Loans solely to purchase shares of common stock of MicroFinancial pursuant to the Tender Offer and pursuant to the Merger Agreement, to pay interest on the Loans and to pay fees, costs and expenses related to the Acquisition and the other transactions contemplated hereby, or as otherwise contemplated by Section 2.1(a).

(b)           The Borrower will not use the proceeds of any Loan, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

5.6          Further Assurances.

(a)           At any time and from time to time the Borrower shall execute and deliver such further documents and take such further action as may reasonably be requested by the Lender in writing to effect the purposes of the Loan Documents.

(b)           Upon the written request of the Lender after the Initial Closing Date, the Borrower shall execute and deliver, and shall use commercially reasonable efforts to cause each other party thereto (other than the Lender) to execute and deliver, the Securities Account Control Agreement within 21 days following any such request.

5.7          Notification Requirements.  The Borrower shall furnish to the Lender:

(a)           immediately upon becoming aware of the existence of any condition or event that constitutes an Event of Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

(b)           promptly upon becoming aware of any litigation, or of any investigative proceedings by a governmental agency or authority, commenced or threatened against the Borrower of which it has notice, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto; and

(c)           promptly after any occurrence or after becoming aware of any condition affecting the Borrower which might constitute a Material Adverse Effect.

SECTION VI

[Reserved.]

SECTION VII

NEGATIVE COVENANTS

The Borrower covenants that until the Termination Date:

7.1          Indebtedness.  The Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than any Permitted Indebtedness;

7.2          Contingent Liabilities.  The Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than Guarantees of or under the Revolving Facility Documents.

7.3          Encumbrances.  The Borrower shall not create, incur, assume or suffer to exist any Encumbrance of any kind upon or with respect to any of its property or assets, or assign or otherwise convey any right to receive income, with or without recourse, except Encumbrances created or permitted under any Permitted Indebtedness (other than Indebtedness under the Acquirer Subordinated Note).

7.4          Merger; Sale or Lease of Assets; Liquidation.  The Borrower shall not liquidate, merge or consolidate into or with any other person or entity, or sell, lease or otherwise dispose of all or substantially all of its assets or properties, other than pursuant to the Merger Agreement.

7.5          Subsidiaries.  The Borrower shall not create or acquire any Subsidiary except pursuant to the Tender Offer or the Merger Agreement.

7.6          Restricted Payments.  The Borrower shall not pay, make, declare or authorize any Restricted Payment other than pursuant to the Acquisition Documents.

7.7          Payments on Indebtedness.  The Borrower shall not make any payment or prepayment of principal of, or interest on or any other payment in respect of, any of its Indebtedness other than any Permitted Indebtedness (other than Indebtedness under the Acquirer Subordinated Note except to the extent expressly permitted thereby).

7.8          Investments; Purchases of Assets.  The Borrower shall not make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than shares of common stock of MicroFinancial as contemplated by the Acquisition Documents.

7.9          Transactions with Affiliates.  The Borrower will not, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate, except transactions contemplated by or effected pursuant to the Merger Agreement or the Permitted Indebtedness documentation.

7.10        Fiscal Year.  The Borrower shall not change its fiscal year without the prior written consent of the Lender.

7.11        Compliance with Patriot Act, FCPA, and OFAC.  The Borrower shall not knowingly, directly or indirectly, use the proceeds of the Loans or otherwise knowingly make available such proceeds or conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person, for the purpose of financing the activities of any Person currently subject to any U.S. economic sanctions administered by OFAC or in any other manner that would result in any Loan Party or the Lender being in breach of any applicable economic, financial or other sanctions laws, regulations or embargoes, including but not limited to the Executive Order, OFAC, the FCPA, and the Patriot Act.

SECTION VIII

DEFAULTS

8.1          Events of Default.  There shall be an Event of Default hereunder if any of the following events occurs:

(a)           the Borrower shall fail to pay (i) any principal of any Loan when due and payable or (ii) any interest, fees or other amounts owing under any Loan Document or in respect of any Obligation within three (3) Business Days after the same shall become due and payable, whether at maturity or at any accelerated date of maturity or at any other date fixed for payment; or

(b)           the Borrower shall fail to perform or comply with any term, covenant or agreement applicable to it contained in (i) Sections 5.1, 5.2(b), 5.5, 5.7 and VII of this Agreement or (ii) this Agreement or any other Loan Document (other than as specified in clause (i) or Section 8.1(a)) and such default shall continue for thirty (30) days; or

(c)           any representation or warranty of the Borrower made in this Agreement or any other Loan Document or in any certificate, notice or other writing delivered hereunder or thereunder shall prove to have been false or incomplete in any material respect upon the date when made or deemed to have been made; or

(d)           the Borrower shall be enjoined, restrained or in any other way prevented by a court, governmental or administrative order or other action from conducting all or any material part of its business; or

(e)           the Borrower shall (i) fail to pay when due (after any applicable period of grace) any amount payable under any Indebtedness exceeding $1,000,000 in principal amount or under any agreement for the use of real or personal property requiring aggregate payments in excess of $100,000 in any twelve (12) month period, or (ii) fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness or relating to such agreement for the use of real or personal property beyond the applicable cure periods contained therein, the result of which failure under this clause (ii) is to permit the holder of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity or to permit the other party to such agreement for the use of real or personal property to terminate such agreement; or

(f)            the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

(g)           a proceeding or case shall be commenced against the Borrower, without the application or consent of the Borrower in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code, against the Borrower; or action under the laws of the jurisdiction of incorporation or organization of any of the Borrower similar to any of the foregoing shall be taken with respect to any of the Borrower and shall continue unstayed and in effect for a period of sixty (60) days; or

(h)           a judgment or order for the payment of money shall be entered against any of the Borrower by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of any of the Borrower, that in the aggregate exceeds $1,000,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $100,000 in the aggregate, and such judgment, order, warrant or process shall continue undischarged or unstayed for thirty (30) days; or

(i)            any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower, or any court or other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one (1) or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Encumbrance in favor of the Lender created under any of the Loan Documents shall at any time (other than by reason of the Lender relinquishing such Encumbrance) cease in any material respect to constitute a valid and, to the extent applicable, perfected Encumbrance on any material portion of the Collateral; or

(j)            any Change of Control.

8.2          Remedies.  Upon the occurrence of an Event of Default described in subsections 8.1(f) and (g), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Lender and upon the Lender’s declaration:

(a)           the obligation of the Lender to make any further Loans hereunder shall terminate;

(b)           the unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

(c)           the Lender may exercise any and all rights they have under this Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce their respective rights by any action at law or in equity or by any other appropriate proceeding.

No remedy conferred upon the Lender in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law.  Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Lender exercises remedies under the Security Documents with respect to Collateral, the Lender may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Lender shall select in its sole discretion, and the Borrower consents to the foregoing and waives all rights of marshalling with respect to all Collateral.

SECTION IX

[Reserved.]

SECTION X

TERMINATION

10.1        Termination by the Lender.  The Lender’s Commitment and its obligations under this Agreement shall automatically terminate if the Initial Loan is not made within one hundred twenty (120) days after the date of this Agreement (unless the applicable conditions to the making of the Initial Loan in Section 3.1 and 3.3 shall have been satisfied on or prior to such date).

SECTION XI

GENERAL

11.1        Notices.

(a)           Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or five (5) days after being sent by certified or registered mail, return receipt requested, postage pre-paid, and addressed to such party at its address indicated below:

If to the Borrower, at

MF Merger Sub Corp.

c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention:  General Counsel – Credit Funds

Facsimile: (917) 639-9672

Email:  gc.credit@fortress.com

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005-1413

Attention: David E. Zeltner, Esq. and Michael J. Bellucci, Esq.

Facsimile:  (212) 822-5003

If to the Lender, at

Santander Bank, N.A.
75 State Street
MA1-SST-05-08
Boston, Massachusetts 02109
Attention: Carmen Posteraro, Vice President
Facsimile: (617) 757-3564

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attention:  William A. Levine, Esq. and Lewis N. Segall, Esq.
Facsimile:  (617) 338-2880

or at any other address specified by such party in writing.

11.2        Expenses.  Whether or not the transactions contemplated herein shall be consummated, the Borrower promises to reimburse the Lender reasonably promptly following receipt of a reasonably detailed written invoice therefor for all reasonable and documented out-of-pocket costs and expenses incurred or expended in connection with the preparation, filing or recording, interpretation or administration of this Agreement and the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof.  The Borrower further promises to reimburse the Lender for: all reasonable and documented out-of-pocket costs and expenses incurred or expended in connection with the enforcement of any Obligations, the exercise, preservation or enforcement of any rights, remedies or options of the Lender or the satisfaction of any Obligations, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder, including, without limitation, reasonable fees and disbursements of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses; any reasonable and customary fees, charges or out-of-pocket expenses relating to any inspections, appraisals or examinations conducted in connection with the Loans or any Collateral and all reasonable and documented out-of-pocket costs and expenses relating to any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon any Collateral pursuant to the Loan Documents.  The amount of all such costs and expenses shall, until paid, be an Obligation secured by the Collateral.

11.3        Indemnification by Borrower.  The Borrower agrees to indemnify and hold harmless the Lender, as well as its shareholders, directors, officers, agents, attorneys, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of attorneys, engineers and consultants) and all other liabilities whatsoever which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from (x) the gross negligence, bad faith or willful misconduct of the indemnified Person or any of its Affiliates, (y) a material breach of such indemnified Person’s or any of its Affiliates’ obligations under the Loan Documents or (z) arose from any dispute solely among indemnified Persons, other than claims against an indemnified Person in its capacity or in fulfilling its role as an agent or arranger or any similar role under the Loan Documents and other than any claims arising out of any act or omission on the part of any Loan Party or any of its Affiliates) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the other Loan Documents or any such other documents are ultimately consummated.  In any investigation, proceeding or litigation, or the preparation therefor, the Lender shall select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense.  The Borrower authorizes the Lender to charge any deposit account or Note Record which it may maintain with the Lender for any of the foregoing.  The covenants of this Section 11.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes, any other Loan Document or any other Obligation.

11.4        Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lender of the Loans as herein contemplated and the termination of all Commitments, and shall continue in full force and effect until the Termination Date.  Notwithstanding the foregoing, the provisions of Sections 11.3 shall continue in full force and effect after the payment in full of all Obligations.  All certifications and representations and warranties contained in any certificate or other writing delivered by or on behalf of the Borrower pursuant hereto or the other Loan Documents or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

11.5        Set-Off.  Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Lender or any of its branch offices to the Borrower and any property of any of the Borrower now or hereafter in the possession, custody, safekeeping or control of the Lender or in transit to the Lender may, at any time and from time to time, without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set-off, appropriated and applied by the Lender against any and all Obligations of the Borrower in such manner as the head office of the Lender or any of its branch offices in its sole discretion may determine, and the Borrower hereby grants the Lender a continuing security interest in such deposits, balances, other sums and property for the payment and performance of all such Obligations. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SET-OFF WITH RESPECT TO SUCH DEPOSITS, BALANCES, OTHER SUMS AND PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  The Lender will provide prompt notice to the Borrower of any set-off hereunder.

11.6        No Waivers.  No failure or delay by the Lender in exercising any right, power or privilege hereunder, under the Note or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon.  No course of dealing or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  The rights and remedies herein and in the Note and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

11.7        Amendments, Waivers, Etc.  Neither this Agreement nor the Note nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Lender, and also, in the case of amendments, by the Borrower.

11.8        Binding Effect of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns; provided that no party hereto may assign or transfer its rights or obligations hereunder without the prior written consent of the other party hereto (such consent of the Borrower, in the case of any proposed assignment or transfer by the Lender, not to be unreasonably withheld, conditioned or delayed).

11.9        Lost Note, Etc.  Upon receipt of an affidavit (including a customary indemnity) of an officer of the Lender as to the loss, theft, destruction or mutilation of any Note or any Security Document which is an original instrument and not a public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or Security Document, if available, the Borrower will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

11.10      Captions; Counterparts.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

11.11      Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements (except for the letter dated as of the date hereof, between the Borrower and the Lender with respect to fees payable to the Lender in connection herewith) with respect to the subject matter hereof.

11.12      Waiver of Jury Trial.  EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THE LOANS AND THE LOAN DOCUMENTS, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

11.13      Governing Law; Jurisdiction; Venue.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY TO THIS AGREEMENT).  THE BORROWER CONSENTS TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDER UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND CONSENTS TO SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE BORROWER’S ADDRESS SET FORTH HEREIN.  THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THIS SECTION 11.13 AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY

SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.14      Severability.  The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

11.15      Confidentiality.  The Lender agrees that it will use the same degree of care that it uses to maintain its own confidential information not to disclose without the prior consent of the Borrower (other than to its Affiliates and to its and its Affiliates’ respective employees, auditors, directors, officers, agents, trustees, advisors, or representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential)) any information furnished by the Borrower or any other Loan Parties with respect to the Borrower or any other Loan Parties, or which is furnished pursuant to this Agreement, any other Loan Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lender in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that the Lender may disclose any such information (a) as has become generally available to the public other than by a breach of this Section 11.15, (b) as may be required or appropriate and without prior notice in any report, statement or testimony submitted to, or regulatory activities by, any municipal, state, federal or foreign regulatory body having or claiming to have jurisdiction over the Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to the Lender, (d) to any auditors, and (e) as to certain terms of the transactions contemplated hereby (but not fees, pricing, its status as secured or collateral terms), following consultation with the Borrower or the Sponsor Group, to bank trade publications (provided that such information shall be limited to “headline” deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications).  In each case where the Lender is compelled to disclose the confidential information pursuant to clause (b) or (c) above, the Lender shall use commercially reasonable efforts to provide notice prior to such disclosure.

The Lender acknowledges that (a) the information referred to above may include MNPI, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with applicable law, including United States Federal and state securities laws.

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The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have duly executed this Bridge Loan Agreement under seal as of the date first above written.

MF MERGER SUB CORP., as Borrower

By:	/s/ David E. King
Name: David E. King
Title: Director

[SIGNATURE PAGE TO BRIDGE LOAN AGREEMENT]

SANTANDER BANK, N.A., as Lender

By:	/s/ Carmen Posteraro
Name: Carmen Posteraro
Title: Vice President

[SIGNATURE PAGE TO BRIDGE LOAN AGREEMENT]